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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
BTG, Inc.

We consent to the use of our reports incorporated by reference herein dated May 10, 1996, relating to the consolidated balance sheets of BTG, Inc. and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996, and related schedule, which reports appear in the March 31, 1996 annual report on Form 10-K of BTG, Inc. and subsidiaries.


/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP

McLean, Virginia
August 19, 1996